Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
KOSS CORPORATION

Under Section 242 and 245
of the
Delaware General Corporation Law

We, MICHAEL J. KOSS, President, and SUJATA SACHDEVA, Secretary, of Koss Corporation, a corporation existing under the laws of the State of Delaware, do hereby certify under the seal of said Corporation as follows:

FIRST:  The name of the Corporation is Koss Corporation.

SECOND:  The Certificate of Incorporation of the Corporation was filed by the Secretary of State, Dover, Delaware, on the 12th day of October, 1971, and a Restated Certificate of Incorporation was filed on the 16th day of November, 1977.

THIRD:  The amendment to the Restated Certificate of Incorporation effected by this Certificate is to increase the number of authorized shares of Common Stock from eight million five hundred thousand (8,500,000) to twenty million (20,000,000) with $0.005 par value.

FOURTH:  The Board of Directors of the Corporation at a meeting duly called and held on October 7, 2009, at which a quorum was present for the transaction of all business, adopted a resolution proposing and declaring advisable the above-described amendment to the Restated Certificate of Incorporation and directed the amendment proposed, in the form stated in Article V below, be considered at a special meeting of stockholders.

FIFTH:  The amendment to the Restated Certificate of Incorporation was duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by an affirmative vote of the necessary number of shares as required by statute at a special meeting of stockholders on November 19, 2009.

SIXTH:  The text of the Restated Certificate of Incorporation of said Koss Corporation is hereby amended and restated to read in full, as follows:

ARTICLE I.  NAME

The name of the Corporation shall be KOSS CORPORATION.

ARTICLE II.  PERIOD OF EXISTENCE

The period of existence of the Corporation shall be perpetual.

ARTICLE III.  PURPOSE

The purpose of the Corporation shall be to engage in any lawful act or activity for which the corporation may be organized under the Delaware General Corporation Law.

ARTICLE IV.  POWERS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal By-Laws of the Corporation, and to fix and establish by resolution or resolutions providing for the issuance of preferred stock the voting powers, designations, preferences and relative, participating, optional or other rights, if any, of such stock and the related qualifications, limitations or restrictions, as it may deem appropriate, including, but not limited to the rate of dividends, the rights of dissolution and other terms and conditions on which shares may be converted into other classes of stock.  The express power of the Board of Directors to adopt, amend or repeal By-Laws of the Corporation, shall neither divest nor limit the power of the shareholders to adopt, amend or repeal By-Laws.  The Board shall not have the power to create a non-voting class of stock.  All classes of stock authorized and issued by the Corporation shall have some form of voting rights.

ARTICLE V. CAPITAL STOCK

The aggregate number of shares of capital stock which the Corporation shall have authority to issue is twenty million (20,000,000) shares designated as “Common Stock” with $0.005 par value.

ARTICLE VI.  REGISTERED OFFICE AND REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is:

Corporation Trust Center
1209 Orange Street

Wilmington, Delaware 19801

The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE VII.  AMENDMENT

The Certificate of Incorporation may be amended in the manner authorized by law at the time of such amendment.

ARTICLE VIII.  DIRECTOR LIABILITY

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereinafter be amended, no person who is or was a director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director; provided that this Article shall not eliminate or limit the liability of a person who is or was a director for any breach of the director’s duty of loyalty to the Corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for conduct that is the subject of Section 174 of the Delaware General Corporation Law or for any transaction from which such person derived an improper personal benefit.

IN WITNESS WHEREOF, we hereby declare and certify that this is the act and deed of the Corporation and that the facts herein stated are true and accordingly, we have executed this certificate in duplicate and have caused the corporate seal of the Corporation to be hereunto affixed this 19th day of November, 2009.

/s/ Michael J. Koss
Michael J. Koss, President

[Corporate Seal]
Attest:

/s/ Sujata Sachdeva
Sujata Sachdeva, Secretary

State of Wisconsin		)
	:	SS
County of Milwaukee		)

Be it remembered on this 19th day of November, 2009, personally came before me, a Notary Public in and for the county and state aforesaid, MICHAEL J. KOSS, President, and SUJATA SACHDEVA, Secretary, of Koss Corporation, a corporation of the State of Delaware, parties to the foregoing certificate, known to me personally to be such, and they duly executed said certificate before me and acknowledged the said certificate to be their act and deed and the act and deed of said Corporation and that the facts herein stated are true and that the seal affixed to said certificate and attested by the Secretary of said Corporation is the common or corporate seal of said Corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and seal of office and date and year aforesaid.

/s/ Laura Acuff
[NOTARY SEAL]	Notary Public, State of Wisconsin
My commission expires 8/14/13